Exhibit 5.1

March 30, 2023

RADCOM Ltd.

24 Raoul Wallenberg St.,

Tel Aviv, Israel 6971920

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as Israeli counsel to RADCOM Ltd., an Israeli company (the “Company”), in connection with its preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “Act”), pertaining to the registration of 1,500,000 Ordinary Shares, nominal value NIS 0.20 per share, of the Company (the “Plan Shares”) which may be issued under the Company’s 2023 Equity Incentive Plan (the “Plan”).

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the form of the Registration Statement; (ii) copies of the memorandum of association and articles of association of the Company, as currently in effect; (iii) the Plan; (iv) confirmation by the Company’s General Counsel confirming the adoption of resolutions of the board of directors of the Company reserving the Plan Shares under the Plan and which relate to the Registration Statement; and (v) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made inquiries of such officers and representatives, as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, facsimile or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact relevant to the opinion set forth herein, we did not independently establish or verify such facts and we have relied upon certificates or comparable documents of officers or representatives of the Company. We have further assumed that the documents or copies thereof examined by us are true, complete and up-to-date and have not been amended, supplemented, rescinded, terminated or otherwise modified and that each individual grant under the Plan that has been made prior to the date hereof or will be made after the date hereof was and will be duly authorized by all necessary corporate action.

We are admitted to practice law in the State of Israel and the opinion expressed herein is expressly limited to the laws of the State of Israel.

Based upon the foregoing and subject to the qualifications, limitations and assumptions stated herein, we are of the opinion that the Plan Shares, when issued and paid for pursuant to the terms of the Plan, the terms of any agreements relating to such issuance and the terms of the awards with respect thereto, will be validly issued, fully paid and nonassessable.

This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise you of any change of law that occurs, or of any facts, circumstances, events or developments of which we become aware, after the date of this opinion letter, even if they would alter, affect or modify the opinion expressed herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Gornitzky & Co.
Gornitzky & Co.